UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8‑K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): April 3, 2019

SILK ROAD MEDICAL, INC.
(Exact name of Registrant as specified in its charter)

Delaware	001-38847	20-8777622
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)
1213 Innsbruck Drive
Sunnyvale, California 94089
(Address of principal executive office) (Zip Code)
(408) 720-9002
(Registrant’s telephone number, including area code)
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2) of this chapter
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01. Entry into a Material Definitive Agreement.
On April 3, 2019, Silk Road Medical, Inc. (the “Company”), in connection with the initial public offering of shares of the Company’s common stock par value $0.001 per share (the “IPO”), entered into an underwriting agreement dated April 3, 2019 (the “Underwriting Agreement”) by and among the Company, and J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the several Underwriters named in Schedule 1 thereto (the “Underwriters”), and Warburg Pincus X Partners, L.P. and WP X Finance, L.P. (collectively, the “Selling Stockholders”). Pursuant to the Underwriting Agreement, the Company and the Selling Stockholders agreed to issue and sell to the Underwriters an aggregate of up to 6,900,000 shares of the Company’s common stock, par value $0.001 per share, which consisted of (i) 6,000,000 Shares sold by the Company and (ii) 900,000 Shares sold by the Selling Stockholders pursuant to the exercise of an option to purchase additional shares granted to the Underwriters. The Company estimates that the net proceeds from the IPO will be approximately $109.1 million after deducting the underwriting discounts and commissions and estimated offering expenses payable by the Company, net of actual payments of offering expenses of $233,000 as of December 31, 2018. On April 8, 2019, the Company closed the IPO.
The foregoing summary is qualified in its entirety by reference to the text of the Underwriting Agreement, which is filed as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated herein by reference.
Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
On April 8, 2019, the Company filed an amended and restated certificate of incorporation (the “Amended and Restated Certificate”) with the Secretary of State of the State of Delaware in connection with the closing of the IPO. The Company’s board of directors and stockholders previously approved the Amended and Restated Certificate to be filed in connection with, and to be effective immediately prior to, the closing of the IPO.
The Amended and Restated Certificate amends and restates the Company’s certificate of incorporation in its entirety to, among other things: (i) increase the authorized number of shares of common stock to 100,000,000 shares; (ii) eliminate all references to the previously existing series of preferred stock; (iii) authorize 5,000,000 shares of undesignated preferred stock that may be issued from time to time by the Company’s board of directors in one or more series; (iv) establish a classified board of directors, divided into three classes, each of whose members will serve for staggered three-year terms; (v) provide that directors may be removed from office only for cause; (vi) eliminate the ability of the Company’s stockholders to take action by written consent in lieu of a meeting and call special meetings of stockholders; and (vii) designate the Court of Chancery of the State of Delaware to be the sole and exclusive forum for any derivative action or proceeding brought on the Company’s behalf, any action asserting a breach of fiduciary duty, any action asserting a claim against the Company arising pursuant to the Delaware General Corporation law, our amended and restated certificate of incorporation or our amended and restated bylaws, or any action asserting a claim against us that is governed by the internal affairs doctrine, or federal court located within the State of Delaware if the Court of Chancery does not have jurisdiction.
The foregoing description of the Amended and Restated Certificate is qualified by reference to the Amended and Restated Certificate, a copy of which is attached hereto as Exhibit 3.1 and is incorporated herein by reference.
On April 8, 2019, in connection with the closing of the IPO, amended and restated bylaws of the Company (the “Amended and Restated Bylaws”) previously approved by the Company’s board of directors and stockholders to become effective immediately prior to the closing of the IPO, became effective. The Amended and Restated Bylaws amend and restate the Company’s bylaws in their entirety to, among other things: (i) eliminate the ability of the Company’s stockholders to take action by written consent in lieu of a meeting and call special meetings of stockholders; (ii) establish procedures relating to the presentation of stockholder proposals at stockholder meetings; (iii) establish procedures relating to the nomination of directors; and (iv) conform other sections to the provisions of the Amended and Restated Certificate.
The foregoing description of the Amended and Restated Bylaws is qualified by reference to the Amended and Restated Bylaws, a copy of which is attached hereto as Exhibit 3.2 and is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
1.1
Underwriting Agreement by and among Silk Road Medical, Inc., a Delaware corporation, and J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the several Underwriters named in Schedule 1 thereto, and Warburg Pincus X Partners, L.P. and WP X Finance, L.P., dated as of April 3, 2019.

3.1	Amended and Restated Certificate of Incorporation of Silk Road Medical, Inc.
3.2	Amended and Restated Bylaws of Silk Road Medical, Inc.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SILK ROAD MEDICAL, INC.

Date: April 8, 2019	By:	/s/ Erica J. Rogers
Erica J. Rogers
Chief Executive Officer